Exhibit 99.1

NEWS
5350 Tech Data Drive
Clearwater, FL 33760
(727) 539-7429

FOR IMMEDIATE RELEASE	SYMBOL: TECD
Wednesday, March 8, 2006	TRADED: NASDAQ/NMS

Tech Data Reports Fourth-Quarter and Fiscal-Year Results

Fourth-Quarter Net Sales and Net Income Exceed High-end of Outlook;

Company Plans Exit of Training Business in EMEA

CLEARWATER, FL. — Tech Data Corporation, a leading distributor of IT products, today announced results for the fourth quarter and fiscal year ended January 31, 2006.

Results At A Glance (1)

($ in millions, except per share amounts)	Three months ended January 31, 2006		Year ended January 31, 2006
Net sales		$5,531.4		$20,482.9
Operating income (GAAP) Operating income (Non-GAAP)	$ $	55.3 66.5	$ $	163.3 203.9
Income from continuing operations (GAAP) Income from continuing operations (Non-GAAP)	$ $	28.5 40.2	$ $	23.0 118.0
Income from discontinued operations, net of tax		$1.0		$3.6
Net income (GAAP) Net income (Non-GAAP)	$ $	29.5 41.2	$ $	26.6 121.6
Net Income per diluted share:
Continuing operations (GAAP) Continuing operations (Non-GAAP)	$ $	.50 .70	$ $	.39 2.02
Discontinued operations		$.02		$.06
Net Income (GAAP) Net Income (Non-GAAP)	$ $	.52 .72	$ $	.45 2.08

(1)	Please refer to the GAAP to Non-GAAP Reconciliation that is contained in the attached financial summary.

This information is also available on the Investor Relations section of Tech Data’s website at www.techdata.com.

Net sales for the fourth quarter ended January 31, 2006, were $5.5 billion, a decrease of 1.3 percent from $5.6 billion in the fourth quarter of fiscal 2005 and an increase of 9.0 percent from the third quarter of the current fiscal year.

Income from continuing operations based upon Generally Accepted Accounting Principles (“GAAP”) for the fourth quarter ended January 31, 2006, was $28.5 million, or $.50 per diluted share compared to income from continuing operations of $58.1 million, or $.97 per diluted share, for the prior year period. Results for the fourth-quarter of fiscal 2006 include $6.8 million of restructuring charges and $4.4 million of consulting costs related to the company’s restructuring program in the EMEA region (Europe, Middle East and export sales to Africa). The fourth-quarter of fiscal 2005 includes a benefit of $11.5 million, or $.19 per diluted share, for the reversal of previously accrued taxes related to the favorable resolution of various tax examinations.

Tech Data Reports Fourth-Quarter and Fiscal-Year Results March 8, 2006	Page 2 of 8

On a non-GAAP basis, income from continuing operations for the fourth quarter of fiscal 2006, which excludes restructuring charges and consulting costs, totaled $40.2 million, or $.70 per diluted share. This compares to income from continuing operations on a non-GAAP basis, which excludes the reversal of previously accrued taxes, of $46.6 million, or $.78 per diluted share in the prior year period.

“We were pleased to complete the fiscal year with strong operating results – highlighted by our continued progress in better aligning our EMEA cost structure,” commented Steven A. Raymund, Tech Data's chairman and chief executive officer. “The focused efforts of our employees worldwide once again made the difference throughout our operations.”

Discontinued Operations

The company has entered into an agreement to sell substantially all of the assets and liabilities of its training business in the EMEA region which is considered a non-core operation. While the sale is not final, the transaction is expected to close in March. The training business generated net income of $1.0 million and $3.6 million, or $.02 and $.06 per diluted share, in the fourth quarter and fiscal year ended January 31, 2006, respectively. As of the fourth quarter, the results of this business are being reported as discontinued operations as required by accounting standards. Financial results for the current and prior year periods reported in this press release have been reclassified to reflect this change.

Including income from discontinued operations of $1.0 million, or $.02 per diluted share, net income on a GAAP basis for the fourth quarter of fiscal 2006 was $29.5 million or $.52 cents per diluted share compared to $59.3 million, or $.99 per share in the prior year period. Net income on a non-GAAP basis, for the fourth quarter of fiscal 2006, including discontinued operations, was $41.2 million, or $.72 per diluted share compared to $47.8 million, or $.80 per diluted share in the prior year period.

Fourth-Quarter Financial Summary

•	Net sales in the Americas were $2.4 billion, or 43 percent of worldwide net sales, while net sales in EMEA totaled $3.1 billion, or 57 percent of worldwide net sales. The Americas’ net sales increased 7.7 percent while net sales in EMEA decreased 7.2 percent (2.7 percent increase on a local currency basis) over the fourth quarter of fiscal 2005.

•	Gross margin was 4.84 percent of net sales, a decrease from 4.95 percent of net sales in the third quarter of fiscal 2006 and 5.22 percent of net sales in the fourth quarter of fiscal 2005. The decline in gross margin was primarily attributable to challenges in the company’s EMEA operations and changes in customer and product mix in both regions. The classification of the company’s training business as discontinued operations reduced the gross margin in the fourth-quarter of the current and prior year by approximately 19 and 22 basis points, respectively.

Tech Data Reports Fourth-Quarter and Fiscal-Year Results March 8, 2006	Page 3 of 8

•	Selling, general and administrative expenses (SG&A) were $205.3 million, or 3.71 percent of net sales compared to $219.3 million, or 3.91 percent of net sales in the fourth quarter of fiscal 2005. Excluding the $4.4 million of consulting costs incurred in the EMEA region during the fourth quarter of fiscal 2006, SG&A totaled $200.9 million, or 3.63 percent of net sales. The year-over-year decline in SG&A as a percent of net sales was attributable to a continued reduction in credit costs due to favorable credit experience in addition to cost saving initiatives and productivity improvements in EMEA as the company realized the benefits associated with the restructuring program. The classification of the company’s training business as discontinued operations reduced SG&A as a percentage of sales in the fourth quarter of the current and prior year by approximately 18 and 19 basis points, respectively.

•	Operating income was $55.3 million, or 1.00 percent of net sales compared to $73.4 million, or 1.31 percent of net sales in the fourth quarter of fiscal 2005. On a non-GAAP basis, excluding the restructuring charges and consulting costs of $11.2 million, operating income for the fourth quarter of fiscal 2006, was $66.5 million, or 1.20 percent of net sales.

•	On a regional basis, operating income in the Americas was 1.64 percent of net sales compared to 1.75 percent of net sales in the fourth quarter of fiscal 2005. In EMEA, operating income was .51 percent of net sales compared to 1.03 percent of net sales in the fourth quarter of fiscal 2005. On a non-GAAP basis, excluding restructuring charges and consulting costs, operating income in the EMEA region was .87 percent of net sales in the fourth quarter of fiscal 2006.

•	Total debt to total capital was 12 percent at January 31, 2006, a decline from 16 percent in the prior year.

•	During the fourth quarter of fiscal 2006, the company purchased approximately 500,000 shares of common stock at a cost of $20 million, bringing its total shares repurchased during fiscal 2006 to 3.3 million shares at a cost of $120 million.

EMEA Restructuring Program

The company recorded $6.8 million of charges during the fourth quarter of fiscal 2006 related to its EMEA restructuring program which were comprised of $4.0 million related to workforce reductions and $2.8 million related to the write-off of fixed assets and facility consolidations. Year-to-date, the company has recorded $30.9 million in restructuring charges and anticipates generating annualized savings of approximately the same amount. The program and related actions are designed to better align the EMEA operating cost structure with the current business environment. Excluding consulting costs, the company expects to incur total charges in the range of $40 million to $50 million related to the EMEA restructuring program and generate annualized savings in the same range.

Fiscal Year Results

Net sales for the year ended January 31, 2006, were $20.5 billion, an increase of 3.8 percent from $19.7 billion in the year ended January 31, 2005. On a regional basis, net sales in the Americas were $9.5 billion, or 46 percent of worldwide net sales, an increase of 11.6 percent from $8.5 billion in the prior-year period. Net sales in the EMEA region were $11.0 billion or 54 percent of worldwide net sales, a decrease of 2.0 percent (0.6 percent decrease on a local currency basis) from $11.2 billion in the year ended January 31, 2005.

Tech Data Reports Fourth-Quarter and Fiscal-Year Results March 8, 2006	Page 4 of 8

Gross margin for the fiscal year ended January 31, 2006 was 4.99 percent, down from 5.39 percent in the prior-year period. As noted above, the year-over-year decline in gross margin was primarily attributable to challenges in the company’s EMEA operations and changes in customer and product mix in both regions. The reclassification of the company’s training business to discontinued operations reduced the gross margin in the current and prior fiscal years by approximately 22 and 23 basis points, respectively.

Operating income, on a GAAP basis, for the year ended January 31, 2006, was $163.3 million, or .80 percent of net sales, compared with $231.6 million, or 1.17 percent of net sales, in the prior year. On a non-GAAP basis excluding restructuring charges and consulting costs of $40.6 million, operating income for the year ended January 31, 2006 totaled $203.9 million, or 1.00 percent of net sales.

Income from continuing operations on a GAAP basis for the year ended January 31, 2006, was $23.0 million, or $.39 per diluted share, compared with income from continuing operations of $159.6 million, or $2.69 per diluted share, in the prior year. On a non-GAAP basis, income from continuing operations for the fiscal year ended January 31, 2006, was $118.0 million, or $2.02 per diluted share, compared to income from continuing operations on a non-GAAP basis of $148.1 million, or $2.50 per diluted share in the prior year period. On a non-GAAP basis, including $3.6 million of income from discontinued operations, net income for year ended January 31, 2006 totaled $121.6 million, or $2.08 per diluted share compared to $150.9 million, or $2.55 per diluted share in the prior year period.

Business Outlook

The following statements are based on current expectations and the company’s internal plan. These statements are forward-looking and, as outlined in the company’s periodic filings with the Securities and Exchange Commission, actual results may differ materially.

The outlook for the first quarter ending April 30, 2006, excluding any restructuring charges and consulting costs related to the EMEA region, which are estimated to be $10 to $12 million, or other charges, is as follows:

•	Net sales are expected to be in the range of $4.85 billion to $4.95 billion.

•	Net income is expected to be in the range of $16.0 million to $19.0 million.

•	Net income per diluted share is expected to be in the range of $.28 to $.34.

•	Net income per diluted share includes approximately $.03 for stock based compensation resulting from the adoption of Financial Accounting standards No. 123(R) in the first quarter of fiscal 2007. For the 2007 fiscal year, the pre-tax expense is expected to be approximately $10 million.

Tech Data Reports Fourth-Quarter and Fiscal-Year Results March 8, 2006	Page 5 of 8

Non-GAAP Financial Information

The non-GAAP data contained in this release is included with the intention of providing investors a more complete understanding of our operational results and trends, but should only be used in conjunction with results reported in accordance with Generally Accepted Accounting Principles ("GAAP"). Our management also uses this information internally for forecasting, budgeting and other analytical purposes. The non-GAAP financial measures enable investors to analyze the core financial and operating performance of the company and to facilitate period-to-period comparisons and analysis of operating trends. Non-GAAP measures presented in this release or other releases, presentations and similar documents issued by the company, excludes restructuring charges, certain consulting costs, impairment charges, changes in valuation allowances for certain deferred tax assets, extraordinary gains or losses and other infrequent or unusual items. A detailed reconciliation of the adjustments between results calculated using GAAP and non-GAAP in this release is contained in the attached financial summary. This information is also available for review on the Investor Relations section of Tech Data’s website at www.techdata.com.

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company’s current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: intense competition both domestically and internationally; narrow profit margins; risk of declines in inventory value; dependence on information systems; credit exposure due to the deterioration in the financial condition of our customers; the inability to obtain required capital; fluctuations in interest rates; potential adverse effects of acquisitions; foreign currency exchange risks and exposure to foreign markets; potential asset impairments resulting from declines in operating performance; the impact of changes in income tax and other regulatory legislation; changes in accounting rules; product supply and availability; dependence on independent shipping companies; changes in vendor terms and conditions; exposure to natural disasters, war and terrorism; potential impact of labor strikes; and the volatility of common stock. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company's investor relations website at www.techdata.com. All information in this release is as of March 8, 2006. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company's expectations.

Webcast Details

Tech Data will be discussing its fourth-quarter and fiscal year results along with its outlook for the first-quarter on a conference call today at 10:00 a.m. (EST). A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com (Investor Relations section). The webcast will be available for replay until 5:00 p.m. (EST) on Wednesday, March 15, 2006.

About Tech Data

Founded in 1974, Tech Data Corporation (NASDAQ/NMS: TECD) is a leading distributor of IT products, with more than 90,000 customers in over 100 countries. The company’s business model enables technology solution providers, manufacturers and publishers to cost-effectively sell to and support end users ranging from small-to-midsize businesses (SMB) to large enterprises. Ranked 110th on the FORTUNE 500®, Tech Data generated $20.5 billion in net sales for its fiscal year ended January 31, 2006. For more information, visit www.techdata.com.

FOR MORE INFORMATION CONTACT:

Jeffery P. Howells, Executive Vice President and Chief Financial Officer

727-538-7825 (Jeff.Howells@techdata.com)

            or

Danyle Anderson, Director, Investor Relations and Shareholder Services

727-538-7866 (Danyle.Anderson@techdata.com)

Tech Data Reports Fourth-Quarter and Fiscal-Year Results March 8, 2006	Page 6 of 8

TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended January 31,		Fiscal year ended January 31,
	2006	2005	2006	2005
Net sales	$5,531,355	$5,602,031	$20,482,851	$19,730,917
Cost of products sold	5,263,898	5,309,361	19,460,332	18,667,184

Gross profit	267,457	292,670	1,022,519	1,063,733
Selling, general and administrative expenses	205,299	219,265	828,278	832,178
Restructuring charges	6,844	—	30,946	—

Operating income	55,314	73,405	163,295	231,555
Interest expense and other	10,482	7,490	29,499	22,867
Net foreign currency exchange loss (gain)	86	(466)	1,816	(2,959)

Income from continuing operations before income taxes	44,746	66,381	131,980	211,647
Provision for income taxes	16,248	8,243	109,013	52,025

Income from continuing operations	28,498	58,138	22,967	159,622
Income from discontinued operations, net of taxes	1,015	1,174	3,619	2,838

Net Income	$29,513	$59,312	$26,586	$162,460

Net income per common share – basic:
Continuing operations	$.50	$.99	$.40	$2.74
Discontinued operations	.02	.02	.06	.05

Net income (1)	$.52	$1.01	$.46	$2.79

Net income per common share – diluted:
Continuing operations	$.50	$.97	$.39	$2.69
Discontinued operations	.02	.02	.06	.05

Net income (1)	$.52	$.99	$.45	$2.74

Weighted average common shares outstanding:
Basic	56,427	58,674	57,749	58,176
Diluted	57,085	59,710	58,414	59,193

(1)	Certain column totals for per share amounts may not sum due to rounding differences.

Tech Data Reports Fourth-Quarter and Fiscal-Year Results March 8, 2006	Page 7 of 8

TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(In thousands)

	January 31, 2006	January 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$156,665	$195,056
Accounts receivable, net	2,160,138	2,217,474
Inventories	1,527,729	1,492,479
Prepaid expenses and other assets	138,927	151,480

Total current assets	3,983,459	4,056,489
Property and equipment, net	141,275	146,144
Goodwill	134,327	149,719
Other assets, net	145,573	205,384

Total assets	$4,404,634	$4,557,736

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Revolving credit loans	$235,088	$68,343
Accounts payable	1,917,213	1,757,838
Current portion of long-term debt	1,605	291,625
Accrued expenses and other liabilities	437,445	450,066

Total current liabilities	2,591,351	2,567,872
Long-term debt	14,378	17,215
Other long-term liabilities	38,598	45,178

Total liabilities	2,644,327	2,630,265

Total shareholders' equity	1,760,307	1,927,471

Total liabilities and shareholders' equity	$4,404,634	$4,557,736

Tech Data Reports Fourth-Quarter and Fiscal-Year Results March 8, 2006	Page 8 of 8

TECH DATA CORPORATION AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended January 31,		Fiscal year ended January 31,
	2006	2005	2006	2005
Operating Income
GAAP operating income	$55,314	$73,405	$163,295	$231,555
Restructuring charges	6,844	—	30,946	—
Other costs (1)	4,367	—	9,632	—

Non-GAAP operating income	$66,525	$73,405	$203,873	$231,555

Net Income
GAAP income from continuing operations	$28,498	$58,138	$22,967	$159,622
Restructuring charges	6,844	—	30,946	—
Other costs (1)	4,367	—	9,632	—
Tax effect on restructuring charges and other costs	499	—	(1,603)	—
Deferred tax assets valuation allowance	—	—	56,039	—
Reversal of previously accrued income taxes	—	(11,535)	—	(11,535)

Non-GAAP income from continuing operations	$40,208	$46,603	$117,981	$148,087
Income from discontinued operations, net of tax	1,015	1,174	3,619	2,838

Non-GAAP net income	$41,223	$47,777	$121,600	$150,925

Net Income per Diluted Share (2)
GAAP net income per diluted share from continuing operations	$.50	$.97	$.39	$2.69
Restructuring charges	.12	—	.53	—
Other costs (1)	.08	—	.16	—
Tax effect on restructuring charges and other costs	.01	—	(.03)	—
Deferred tax assets valuation allowance	—	—	.96	—
Reversal of previously accrued income taxes	—	(.19)	—	(.19)

Non-GAAP net income per diluted share from continuing operations	$.70	$.78	$2.02	$2.50
Income from discontinued operations, net of tax	.02	.02	.06	.05

Non-GAAP net income per diluted share	$.72	$.80	$2.08	$2.55

Weighted average common shares outstanding
Basic	56,427	58,674	57,749	58,176
Diluted	57,085	59,710	58,414	59,193

(1)	Other costs represent consulting costs related to the company’s EMEA Restructuring Program.
(2)	Certain column totals for per share amounts may not sum due to rounding differences.